Lennox Announces Chief Legal Officer Transition Plan
DALLAS, October 23, 2024—Lennox (NYSE: LII) announced today that Executive Vice President, Chief Legal Officer and Secretary John Torres has elected to retire effective February 28, 2025, after a distinguished 16 years with the company. Monica Brown, Vice President and Deputy General Counsel, will succeed Torres as Executive Vice President, Chief Legal Officer and Secretary effective January 1, 2025. Torres’s continued availability through February 2025 will ensure a smooth leadership transition.
“We’re grateful for John's exceptional leadership during his career with Lennox. Over the years, his guidance and expertise were instrumental in serving our stakeholders, strengthening our governance principles, and growing our business,” said Alok Maskara, Chief Executive Officer of Lennox.
During his 16-year tenure, Torres led multiple strategic acquisitions and divestitures to transition Lennox’s portfolio toward North American growth. His leadership and dedication have been pivotal in positioning Lennox for long-term success. Maskara continued, “We extend our sincere thanks for John’s lasting contributions to Lennox and wish him the best in his well-deserved retirement. This seamless transition is a testament to our disciplined succession planning and strong bench of talent. We are fortunate to have Monica stepping into the role, and I look forward to working with her in her new capacity.”
Brown has a proven record of success over 12 years with Lennox, successfully leading a broad range of legal functions. Before joining Lennox, she spent almost 13 years practicing complex commercial litigation at a prestigious law firm. Brown holds a bachelor’s degree from Howard University and a J.D. from the University of Texas School of Law.

About Lennox
Lennox (NYSE: LII) is a leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our cooling, heating, indoor air quality, and refrigeration systems. Additional information on Lennox is available at www.lennox.com. For media inquiries, contact PR@lennox.com.